Register.com to Distribute $120 Million in Cash

Company Reaches Agreement with Stockholder Group
and Schedules 2003 Annual Stockholders Meeting for July 31

New York, NY, June 10, 2003 — Register.com, Inc. (Nasdaq: RCOM), a leading provider of global domain registration and Internet services, announced today that it has determined to distribute $120 million in cash to its stockholders by September 1, 2003, by means of a dividend, a repurchase of shares, or a combination. Additionally, by its 2003 annual stockholders meeting, the Company will announce key terms of a business plan designed to improve the Company’s operations and guidance for the Company’s future operating performance.

These steps are part of an agreement that Register.com has entered into with the stockholder group led by Barington Companies Equity Partners, L.P. Under the terms of that agreement, Register.com has also agreed to include James A. Mitarotonda of Barington in its Board of Directors’ slate of nominees for election as a director of the Company at its 2003 annual meeting of stockholders. The stockholder group has agreed not to pursue a proxy contest in connection with the annual meeting in 2003, which is scheduled to be held July 31, 2003.

“The Board of Register.com has been carefully evaluating the ongoing capital requirements of our business for some time,” said Mitchell I. Quain, Executive Chairman of Register.com. “In our discussions with Jim Mitarotonda over the past few months, we learned that the Company’s directors and the group led by Mr. Mitarotonda share similar views of and goals for Register.com. We both believe that a significant cash distribution would be in the best interests of Register.com’s stockholders and that there is significant value to be exploited in the Register.com brand. We believe that by working together we will be able to create more value, faster, for all our stockholders.”

“We are looking forward to having Jim Mitarotonda join the Board,” added Richard Forman, President and CEO of Register.com. “He is a value–oriented investor who shares our vision for the Company’s prospects, and we expect to benefit from his experience.”

“I applaud the Board of Directors’ and management’s decision to determine a course of action that, we believe, will maximize value for the Company’s stockholders,“ commented James Mitarotonda of Barington. “I look forward to working with the members of the Board of Directors to seek to improve the Company’s operating performance, competitive position and, consequently, shareholder value.”

About Register.com

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

In October 2002, Register.com was named among Deloitte & Touche's Technology Fast 50 in New York. The company was founded in 1994 and is based in New York.

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Statements in this announcement other than historical data and information constitute forward–looking statements that involve risks and uncertainties that could cause actual results or anticipated events or plans to differ materially from those stated or implied by such forward–looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risk associated with the Company’s restructuring process, risks associated with high levels of credit card chargebacks and refunds, uncertainties relating to pending litigation, uncertainties caused by the current economic slowdown which is impacting our business and our customers' businesses, uncertainty regarding the introduction and success of new top level domains, including the launch of the .pro top level domain, customer acceptance of new products and services offered in addition to, or as enhancements of its registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, and other factors detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10–Q for the quarter ended March 31, 2003, as well as other unforeseeable circumstances. Register.com undertakes no obligation to update any of the forward–looking statements after the date of this press release.

Contact:
Stephanie Marks, Investor Relations
(212) 798–9169
smarks@register.com